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                                                                    Exhibit 10.3


                              MANAGEMENT AGREEMENT
                              --------------------

          MANAGEMENT AGREEMENT, dated as of August 31, 1994, by and between Hidden Creek Industries, a New York general partnership ("Hidden Creek"), and Dura Automotive Systems, Inc., a Delaware corporation ("Dura").


                                   BACKGROUND
                                   ----------

          Dura desires to receive financial and management consulting services from Hidden Creek and thereby obtain the benefit of the experience of Hidden Creek in business and financial management generally and its knowledge of Dura and Dura's financial affairs in particular. Hidden Creek is willing to provide financial and management consulting services to Dura. Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate Hidden Creek for such services.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Hidden Creek and Dura hereby agree as follows:


                                     TERMS
                                     -----

          1. Engagement. Dura hereby engages Hidden Creek as a financial and management consultant, and Hidden Creek hereby agrees to provide financial and management consulting services to Dura, all on the terms and subject to the conditions set forth below.

          2. Services of Hidden Creek. Hidden Creek hereby agrees during the term of this engagement to consult with Dura's board of directors (the "Board") and management of Dura and its subsidiaries in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

          (i)  corporate strategy;

         (ii)  budgeting of future corporate investments;

        (iii)  acquisition and divestiture strategies; and

         (iv)  debt and equity financings.

Members of the Hidden Creek Group will be available to serve on the Board and will devote such time and attention to Dura's affairs as reasonably necessary to accomplish the purposes of this Agreement. For purposes of this Agreement, the "Hidden Creek Group" means S.A. Johnson, Scott D. Rued, Robert Hibbs and such other persons as may be designated by Hidden Creek from time to time, which persons shall be reasonably acceptable to Dura.


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          3.  Compensation.  (a) Dura agrees to pay to Hidden Creek as compensation for services rendered to Dura with respect to the consummation of the transactions contemplated by the Joint Venture Agreement, dated as of the date hereof, among Orscheln Co., MC Holding Corp., Onex U.S. Investments, Inc., J2R Corporation and Dura (the "Joint Venture Agreement"), a closing fee in the amount of $500,000.00 payable upon the Closing (as defined in the Joint Venture Agreement), and (b) Dura agrees to pay to Hidden Creek as compensation for services to be rendered by Hidden Creek hereunder through the first anniversary of the date hereof, a fee equal to $600,000.00 per year (the "Management Fee"), payable monthly in advance in an amount equal to $50,000.00 per month, commencing on the first day of the first month following the Closing; provided, however, that in the event the Closing does not occur on the last day of the month, then (i) Hidden Creek shall be entitled to receive a Management Fee for the period beginning on the date on which the Closing occurred until the first day of the month following the Closing in an amount equal to the product of (x) $50,000.00 multiplied by (y) a ratio, the numerator of which is equal to the number of days from and including the date on which the Closing occurred until the first day of the month immediately following the Closing, and the denominator of which is equal to the number of days in the month in which the Closing occurred and (ii) the final monthly payment required to be made during the initial term of this Agreement shall equal the difference between (x) $50,000.00 minus (y) the amount calculated pursuant to clause (i) above. The Management Fee payable by Dura to the Company for each year of this Agreement after the first anniversary hereof shall be determined by mutual agreement of Dura and Hidden Creek in accordance with the Stockholders Agreement (as defined in the Joint Venture Agreement). Dura shall promptly reimburse Hidden Creek for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by Hidden Creek, its officers and employees in connection with the acquisition and the rendering of services hereunder.

          4. Term. This Agreement shall be in effect for an initial term of one year commencing on the date hereof and shall automatically be extended on each anniversary hereof for another year if and only if the parties hereto agree on the compensation to be paid by Dura to Hidden Creek for services to be rendered hereunder to Dura during such additional year, and such compensation is approved by Supermajority Approval (as defined in the Stockholders Agreement); provided, however, that this Agreement shall terminate on the first to occur of
(a) the date of the sale of all or substantially all of Dura's assets, (b) the date of the sale of all of the issued and outstanding capital stock of Dura or
(c) Hidden Creek's giving Dura 30 days' prior written notice of termination. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect Dura's obligations with respect to the fees, costs and expense incurred by Hidden Creek in rendering services hereunder and not reimbursed by Dura as of the effective date of such termination.


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          5.  Indemnification.  Dura agrees to indemnify and hold harmless, to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, Hidden Creek, its officers, employees, fiduciaries and agents, and such indemnification shall inure to the benefit of each of their respective heirs, executors and administrators, from and against any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys' fees) incurred in relation to any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

          6. Hidden Creek as Independent Contractor. Hidden Creek and Dura agree that Hidden Creek shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Hidden Creek nor its employees shall be considered employees or agents of Dura as a result of this Agreement nor shall any of them have authority to contract in the name of or bind Dura, except as expressly agreed to in writing by Dura.

          7. Notices. Any notice, report or payment required to permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

          If to Hidden Creek:

               Hidden Creek Industries
               4806 IDS Center
               Minneapolis, MN 55402
               Attention:  Scott D. Rued

          If to Dura:

               Dura Automotive Industries, Inc.
               1708 Northwood Drive
               Troy, MI 488084-5353
               Attention:  President

          8. Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of Hidden Creek and Dura with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Hidden Creek in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by Hidden Creek and Dura.


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          9.  Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereby.

         10. Assignment. Neither Hidden Creek nor Dura may assign its rights or obligations under this Agreement without the express written consent of the other.

         11. Governing Law. This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with the internal laws (and not the law of conflicts) of the State of Michigan.


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          IN WITNESS WHEREOF, the parties hereto have placed their hands and seals as of the date written above.


                                        HIDDEN CREEK INDUSTRIES
                                        By:  J2R Corporation
                                           Its:  General Partner


                                        By _________________________________
                                           Title:




                                        DURA AUTOMOTIVE SYSTEMS, INC.


                                        By _________________________________
                                           Title:




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